AMENDMENT

     AMENDMENT, effective as of June 6, 1997, to EMPLOYMENT AGREEMENT by and between MUELLER INDUSTRIES, INC., a Delaware corporation having its principal address at 6799 Great Oaks Road, Memphis, Tennessee 38138 (the "Employer") and WILLIAM D. O'HAGAN, an individual residing at 9563 South Fox Hill Circle, Germantown, Tennessee (the "Executive").

                                 WITNESSETH:

     WHEREAS, the parties desire to amend the Employment Agreement, dated as of January 1, 1994, between Employer and Executive, as amended by Amendment effective August 10, 1995 (the "Employment Agreement"); the Employment Agreement, as amended effective as of May 7, 1997, being hereinafter called the "Agreement").

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto covenant and agree as follows:

     1. In Section 1 of the Agreement the phrase "ending on December 31, 1999" is amended to read as follows: "ending on December 31, 2002".

     2. Section 4 c (i) of the Agreement shall be amended by changing the word "1999" in the third and fifth line to "2002".

     3. Section 4 d of the Agreement shall be amended by changing the word "1999" in the second line to "2002".

     4. Employer agrees, at Executive's option, to lend Executive up to five million dollars ($5,000,000), on a full recourse basis, which loan would be evidenced by a promissory note in favor of the Employer, in the form attached as Exhibit 3 to the Agreement.

     5.  Section 12 of the Agreement shall be amended to read as follows:
"This agreement shall be governed by and construed and enforced in accordance with the law of the State of Tennessee."

     6. Except as expressly amended by this Agreement, the remaining terms and provisions of the Employment Agreement shall remain unchanged and continue in full force and effect.

     7. This Amendment may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed or caused to be executed this Amendment as of the date first written above.

MUELLER INDUSTRIES, INC.

By:      /s/ Harvey L. Karp               /s/ William D. O'Hagan
Name:    Harvey L. Karp                   William D. O'Hagan
Title:   Chairman


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                                  EXHIBIT 3


                          [Form of Promissory Note]


                               PROMISSORY NOTE


$_____[1]________                                      _____[2]______, _____

     William D. O'Hagan, an individual living at __________[3]______________ ("Borrower"), hereby promises to pay to Mueller Industries, Inc., a Delaware corporation ("Mueller") the principal sum of _________[1]________________ ($____[1]________), on the earlier of (i) the date Mueller pay Borrower any severance pay pursuant to Section 4f of Borrower's Employment Agreement with Mueller, and (ii) December 31, 2002, and to pay interest (computed on the basis of a 360-day year) on the unpaid principal balance thereof from the date of this Note at the rate of _________[4]_______ percent (_____[4]%) per annum until the principal amount here of shall become due and payable. Interest is payable on March 15th of each year, but, at Borrower's option, can be deferred until the maturity date of the Note to the extent such interest payment exceeds the after-tax portion of Executive's bonus for the preceding fiscal year.

     Payments of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts to the address designated by Mueller.

     This Note shall be secured by either (A) common stock of Mueller having, at the time the Note is executed, a fair market value of at least 125% of the face amount of the Note, or (B) other marketable property acceptable to Mueller having, at the time the Note is executed, a fair market value of at least 150% of the face amount of the Note. Borrower shall deliver such stock or other acceptable property to Mueller within ten
(10) days of the time this Note is executed, and shall take such further action, and execute such further documents, as Mueller deems necessary to fully perfect its security interest in the pledged collateral. Borrower represents that the pledged collateral is currently unencumbered and agrees that he will not otherwise sell, assign, pledge, encumber, transfer or otherwise hypothecate said stock or other acceptable property so long as this Note is outstanding, provided, however, that if Borrower has pledged shares of common stock of Mueller, Borrower is free to sell any or all such shares so long as the Borrower pays down this Note with the net after-tax proceeds from any such sale. Borrower and Mueller agree to cooperate, in the event of a partial sale, in order to facilitate such a sale, while preserving Mueller's security interest in the remaining shares.










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     If Borrower shall default in the payment of interest or principal on the Note when the same shall become due and payable and such default continues for more than ten (10) days after receipt of written notice from Mueller, Mueller shall have and may execute all rights and remedies afforded to a secured party under the Tennessee Uniform Commercial Code applicable thereto, including, without limitation, the right to sell the pledged collateral at a public or private sale (provided that Mueller shall give Borrower at least fifteen (15) days prior written notice of the date in which any public sale is to be held or the date after which any private sale may be made), at which sale Mueller may purchase such pledged collateral and have the right to retain such pledged collateral in partial or full satisfaction of Borrower's obligations under the Note in accordance with the provisions of the Tennessee Uniform Commercial Code.

     This Note may be prepaid, at any time, in whole or in part, without penalty.

THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, INTERNAL TENNESSEE LAW.


                                          __________________________
                                          William D. O'Hagan

________
(1) Principal amount of Note is equal to the amount requested be loaned, up to $5,000,000.00.
(2) Date shall be date Borrower borrows money from Mueller pursuant to this Note.
(3)  Borrower's then current residential address shall be inserted.
(4) The interest rate shall be the higher of (i) the comparable treasury rate in effect when this Note is executed, and (ii) the rate at which Mueller is itself then able to borrow funds having a comparable maturity, in each case based on the length of time between the date the note is executed and December 31, 2002.





















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